Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RESULTS

FOR FOURTH QUARTER AND YEAR-END 2008

Clinical Lab Revenue Increases 30.0% For The Quarter and 15.3% For The Year

ST. PAUL, February 11, 2009 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced fourth quarter and year-end results for the periods ended December 31, 2008. MEDTOX achieved record revenues for the quarter and year-ended December 31, 2008.

For the three-month period, revenues were $20.8 million, compared to $19.7 million from the prior-year period. The Company recorded operating income of $1.1 million for the three-month period, compared to $1.9 million for the prior-year period. The Company recorded net income of $0.4 million for the three-month period, compared to $1.4 million for the prior-year period. Earnings per diluted share were $0.05, compared to $0.16 in the fourth quarter of 2007.

For the twelve month period, revenues were $85.8 million compared to $80.3 million for the prior-year period. The Company recorded operating income of $9.6 million for the twelve-month period, compared to $10.0 million for the prior-year period. The effective income tax rate for 2008 was 35.6% compared to an effective tax rate of 28.1% in 2007. The lower rate in 2007 equates to $0.08 per diluted share and was primarily due to a tax benefit from a favorable resolution of a state tax examination. The Company recorded net income of $5.6 million for 2008, compared to $6.7 million for the prior-year period. Earnings per diluted share were $0.62, compared to 2007 earnings per diluted share of $0.75.

Gross margin for the year was 42.3%, compared to 45.3% for the prior year. Margins were negatively impacted by reduced revenue from existing clients in lab based drugs-of-abuse testing due to economic conditions affecting reduced hiring, and the Company’s increased investment related to clinical laboratory expansion. Total operating expenses as a percentage of sales improved to 31.1% for the year, compared to 32.8% for the prior year. The Company’s balance sheet also continues to improve. At December 31, 2008, the revolving line of credit had no outstanding balance, and continued repayment of long-term debt has reduced the balance from $1.0 million at December 31, 2007 to $0.3 million at December 31, 2008. Also, the Company made capital expenditures of $8.5 million during the year, financed from internally generated cash, down from $9.0 million in the prior year. Operating cash flows for the year were a record $12.3 million.

In our Laboratory Segment, revenues from drugs-of-abuse testing increased 3.5%, to $40.0 million from $38.7 million in the prior year. The increase is a result of strong new business activity. Revenues from existing clients were down 18% for the quarter and 11.1%, or $ 4.2 million, for the year, due to economic conditions in the employment market. Our clinical laboratory expansion initiated in 2008 continues to gain momentum with record revenues of $7.4 million for the quarter and $26.1 million for the year, compared to $5.7 million and $22.6 million, respectively, for the prior periods. This is a quarterly increase of 30.0% and annual increase of 15.3%. Within the clinical laboratory, Clinical Trial Services (CTS) revenues increased to a record $2.1 million for the quarter and to $6.8 million for the year. This represents 85% and 50% increases, respectively. The CTS backlog consists of signed protocols and awarded business expected to be in excess of $10 million going into 2009.

In the Diagnostic Segment, revenues were up 3.7% year over year. While we experienced growth in both the hospital and government market segments, revenues from our workplace drugs-of-abuse clients were down 8.2% year over year. We also experienced lower revenues from other diagnostic products due to the phase-out of agricultural testing products in late 2007.

Notwithstanding the negative revenue impact from existing clients in workplace drugs-of-abuse testing, we achieved a positive growth number in our forensic lab as a result of strong new business activity. Results for the quarter and the year in our clinical lab were very strong, and we gained momentum in the second half of the year as we had expected. We are maintaining effective expense control. Total selling, general and administrative expenses for the year were 28.3% of revenues, down from 29.6% for the prior year. New account activity in the clinical laboratory for the quarter was encouraging and continues to strengthen our long term view of clinical laboratory diversification efforts.

There will be a continuing negative impact on our drugs-of-abuse testing revenues caused by economic conditions affecting hiring in 2009. This should be mitigated by our expectation of strong on-going new business activity in this market segment in 2009. Gains in drugs-of-abuse testing market share in 2007, 2008 and anticipated in 2009, will have a strong impact on our performance when economic conditions improve, since our client attrition rate has been minimal.

We enter 2009 with increasing momentum in our clinical laboratory business, strong new business initiatives in the drugs-of-abuse markets, minimal debt, strong cash flow, and the best cash position in the history of the Company.

MEDTOX will hold a teleconference to discuss 2008 fourth quarter and year-end results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (877) 719-9786 ten minutes before the scheduled start time today. International callers may access the call by dialing (719) 325-4753. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through February 18 at (888) 203-1112, passcode # 2994197. International callers may access the replay at 719-457-0820 with the same passcode # 2994197.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Forward-looking statements, including those relating to new business activity and initiatives, market share, and momentum in our clinical laboratory business, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. In addition, the estimated amount of the CTS backlog of signed protocols and awarded business going into 2009 is a forward looking statement, which is based upon an estimate of the anticipated revenue to be realized from this backlog. Such information should be used only as an indication of the activity we have recently experienced in CTS. This estimate should not be considered an indication of the total net, incremental revenue growth we expect to generate from the CTS business in 2009 or in any year, as actual net growth may differ from these estimates due to cancellations or delays in clinical trial activity and other factors that reduce the amount of revenue to us under the applicable contracts, in addition to other revenue we may lose in the future due to customer terminations. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2007 Annual Report on Form 10-K and incorporated herein by reference. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$ 9,026	$ 9,142	$ 40,021	$ 38,673
Clinical & other laboratory services	7,370	5,669	26,106	22,637
Product sales	4,425	4,913	19,686	18,975
	20,821	19,724	85,813	80,285

COST OF REVENUES:
Cost of services	10,831	9,300	41,665	36,731
Cost of sales	1,767	1,888	7,822	7,198
	12,598	11,188	49,487	43,929

GROSS PROFIT	8,223	8,536	36,326	36,356

OPERATING EXPENSES:
Selling, general and administrative	6,529	6,011	24,327	23,737
Research and development	634	639	2,352	2,603
	7,163	6,650	26,679	26,340

INCOME FROM OPERATIONS	1,060	1,886	9,647	10,016

OTHER EXPENSE:
Interest expense	(10)	(41)	(77)	(180)
Other expense	(382)	(247)	(914)	(527)
	(392)	(288)	(991)	(707)

INCOME BEFORE INCOME TAX EXPENSE	668	1,598	8,656	9,309

INCOME TAX EXPENSE	(255)	(163)	(3,084)	(2,619)

NET INCOME	$ 413	$ 1,435	$ 5,572	$ 6,690

BASIC EARNINGS PER COMMON SHARE	$ 0.05	$ 0.17	$ 0.66	$ 0.80

DILUTED EARNINGS PER COMMON SHARE	$ 0.05	$ 0.16	$ 0.62	$ 0.75

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,456,656	8,427,557	8,455,092	8,322,092
Diluted	8,831,838	9,007,520	8,938,213	8,907,320

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$ 4,069	$ 2,220
Accounts receivable, net	14,082	13,810
Inventories	3,900	3,910
Other current assets	4,965	2,943
Total current assets	27,016	22,883

Building, equipment and improvements, net	29,204	26,885

Other assets	17,306	20,181
Total assets	$ 73,526	$ 69,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 9,624	$ 11,634

Long-term debt	302	979

Other long-term obligations	3,135	1,680

Stockholders’ equity	60,465	55,656
Total liabilities and stockholders’ equity	$ 73,526	$ 69,949

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